MPLX LP Reports Second-Quarter 2021 Financial Results

•Reported net income attributable to MPLX of $706 million and adjusted EBITDA attributable to MPLX of $1.4 billion
•Generated $1.4 billion in net cash provided by operating activities
•Returned nearly $900 million in capital to unitholders through distributions and unit repurchases
•Published annual Sustainability and Climate Reports

FINDLAY, Ohio, Aug. 4, 2021 - MPLX LP (NYSE: MPLX) today reported second-quarter 2021 net income attributable to MPLX of $706 million, compared to a net income attributable to MPLX of $648 million for the second quarter of 2020. Adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) attributable to MPLX was $1,374 million, compared with $1,227 million in the second quarter of 2020.

The Logistics and Storage (L&S) segment income from operations was $787 million for the second quarter of 2021, compared with $681 million for the second quarter of 2020. Segment adjusted EBITDA for the second quarter of 2021 was $947 million compared with $839 million for the second quarter of 2020.

The Gathering and Processing (G&P) segment income from operations was $144 million for the second quarter of 2021, compared with $197 million for the second quarter of 2020. Segment adjusted EBITDA for the second quarter of 2021 was $427 million, compared with $388 million for the second quarter of 2020.

During the quarter, MPLX generated $1,365 million in net cash provided by operating activities and $1,250 million of distributable cash flow. Excess cash during the quarter was $481 million. Distribution coverage was 1.73x for the second quarter of 2021. MPLX also maintained its distribution level in the second quarter of 2021 at $0.6875 per common unit.

“This quarter our operations continued to generate excess cash flow,” said Michael J. Hennigan, MPLX chairman, president and chief executive officer. “Since announcing our unit repurchase program late last year, we have repurchased a total of $343 million of publicly held units. The company continues to exhibit resiliency and growth, and we believe our focus on disciplined capital investments and lowering the cost structure will support sustained excess cash flow.”

Financial Highlights

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per unit and ratio data)	2021	2020	2021	2020
Net income (loss) attributable to MPLX LP(a)	$706	$648	$1,445	$(2,076)
Adjusted EBITDA attributable to MPLX LP(b)	1,374	1,227	2,726	2,521
Net cash provided by operating activities	1,365	1,105	2,489	2,114
Distributable cash flow attributable to MPLX LP(b)	1,250	1,027	2,387	2,105
Distribution per common unit(c)	$0.6875	$0.6875	$1.3750	$1.3750
Distribution coverage ratio(d)	1.73x	1.39x	1.65x	1.42x
Consolidated debt to adjusted EBITDA(e)	3.7x	4.1x	3.7x	4.1x

(a)    The three and six months ended June 30, 2021, includes impairments related to equity method investments of approximately $6 million and long-lived asset impairments of approximately $42 million, all within the G&P operating segment. The six months ended June 30, 2020, includes impairments related to equity method investments of approximately $1.3 billion, goodwill impairment of approximately $1.8 billion and long-lived asset impairments of approximately $0.3 billion, all within the G&P operating segment.
(b)    Non-GAAP measures calculated before distributions to preferred unitholders. See reconciliation below.
(c)    Distributions declared by the board of directors of MPLX's general partner.
(d)    DCF attributable to GP and LP unitholders divided by total GP and LP distributions declared.
(e)    Calculated using face value total debt and LTM pro forma adjusted EBITDA, which is pro forma for acquisitions. See reconciliation below.

Segment Results

(In millions)	Three Months Ended June 30,		Six Months Ended June 30,
Segment income (loss) from operations (unaudited)	2021	2020	2021	2020
Logistics and Storage	$787	$681	$1,510	$1,404
Gathering and Processing	144	197	395	(3,012)

Segment adjusted EBITDA attributable to MPLX LP (unaudited)
Logistics and Storage	947	839	1,843	1,711
Gathering and Processing	$427	$388	$883	$810

Logistics & Storage

L&S segment income from operations for the second quarter of 2021 increased $106 million compared to the same period in 2020, while segment adjusted EBITDA for the second quarter of 2021 increased by $108 million compared to the same period in 2020. Results for the quarter benefited from higher revenue and lower operating expenses.

Total pipeline throughputs were 5.6 million barrels per day (bpd) in the second quarter, 29% higher than the same quarter of 2020. The average tariff rate was $0.88 per barrel for the quarter, a decrease of 6% versus the same quarter of 2020. Terminal throughput was 3.0 million bpd for the quarter, an increase of 23% versus the same quarter of 2020.

Gathering & Processing

G&P segment income from operations for the second quarter of 2021 decreased by $53 million compared to the second quarter of 2020, primarily due to non-cash impairments related to minor changes in the portfolio. Adjusted EBITDA for the second quarter of 2021 increased by $39 million compared to the same period in 2020, as a result of higher natural gas liquids prices and lower operating expenses. These benefits were partially offset by lower gathered and processed volumes.

In the second quarter of 2021:
•Gathered volumes averaged 5.1 billion cubic feet per day (bcf/d), an 8% decrease versus the second quarter of 2020.
•Processed volumes averaged 8.4 bcf/d, a 1% decrease versus the second quarter of 2020.
•Fractionated volumes averaged 545 thousand bpd, consistent with the second quarter of 2020.

In the Marcellus:
•Gathered volumes averaged 1.3 bcf/d in the second quarter, a 6% decrease versus the second quarter of 2020.
•Processed volumes averaged 5.6 bcf/d in the second quarter, a 2% increase versus the second quarter of 2020.
•Fractionated volumes averaged 477 thousand bpd in the second quarter, a 3% increase versus the second quarter of 2020.

Strategic Update

MPLX remains focused on executing the strategic priorities of strict capital discipline, lowering the cost structure, and portfolio optimization. The partnership is evaluating opportunities to expand its logistics to meet the needs of today and participate in an energy-diverse future.

MPLX continues to advance its strategy of creating integrated crude oil and natural gas logistics systems from the Permian to the U.S. Gulf Coast. The three major pipeline projects in this region remain on track to begin service throughout 2021.

The Wink to Webster crude oil pipeline, in which MPLX has a 15% equity interest, continues to progress, with segments and assets expected to come online throughout 2021. The 36-inch diameter pipeline, of which 100% of the contractible capacity is committed with minimum volume commitments (MVCs), will originate in the Permian Basin and have destination points in the Houston market, with connectivity to Marathon Petroleum Corporation's (MPC's) Galveston Bay refinery.

Also in the Permian, the Whistler Pipeline is designed to transport approximately 2 bcf/d of natural gas to the Agua Dulce market in south Texas. MPLX has an approximate 38% ownership in Whistler, which was placed into service in the beginning of July. Whistler is more than 90% committed with MVCs.

MPLX, WhiteWater Midstream, and West Texas Gas, Inc. (WTG) through a joint venture (JV) continue to progress a solution for natural gas liquids takeaway capacity from MPLX and WTG gas processing plants to Sweeny, Texas, with long-haul service anticipated in the fourth quarter of 2021. The JV utilizes existing infrastructure with limited new construction.

In the Marcellus, the 200 million cubic feet per day Smithburg 1 processing plant was placed into service in the beginning of July.

During the quarter, we published both our annual Sustainability and Climate-Related Scenarios reports. The reports are available on our website at www.mplx.com.

Financial Position and Liquidity

As of June 30, 2021, MPLX had $8 million in cash, full availability of its $3.5 billion bank revolving credit facility expiring in July 2024, and $1.0 billion available of its $1.5 billion intercompany loan agreement with MPC. The company's leverage ratio was 3.7x at June 30, 2021.

The partnership repurchased $155 million of common units held by the public in the second quarter of 2021. As of June 30, 2021, there is $657 million remaining available under the current board authorization.

MPLX intends to provide notice of the redemption of all of the $1 billion outstanding aggregate principal amount of MPLX's LIBOR plus 1.100% per annum floating rate senior notes due September 9, 2022. The notes are expected to be redeemed on September 3, 2021, at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the redemption date. MPLX expects to fund the redemption amount initially with a combination of cash on hand and borrowings under MPLX’s revolving credit facility or the MPC intercompany loan agreement.

MPLX intends to refinance the notes with a subsequent notes offering, however, there is no guarantee that it will be able to do so on favorable terms, if at all, and the timing of any refinancing will be dependent on market and other conditions. The foregoing is qualified in its entirety by the redemption notice distributed to the holders of the floating rate senior notes and does not constitute an offer to buy or sell, or the solicitation of an offer to sell or buy, securities in any jurisdiction or a notice of redemption under the indenture governing the floating rate senior notes.

MPLX remains committed to maintaining an investment-grade credit profile.

Conference Call

At 9:30 a.m. ET today, MPLX will hold a conference call and webcast to discuss the reported results and provide an update on operations. Interested parties may listen by visiting MPLX's website at www.mplx.com. A replay of the webcast will be available on MPLX's website for two weeks. Financial information, including this earnings release and other investor-related material, will also be available online prior to the conference call and webcast at www.mplx.com.

About MPLX LP

MPLX is a diversified, large-cap master limited partnership that owns and operates midstream energy infrastructure and logistics assets and provides fuels distribution services. MPLX's assets include a network of crude oil and refined product pipelines; an inland marine business; light-product terminals; storage caverns; refinery tanks, docks, loading racks, and associated piping; and crude and light-product marine terminals. The company also owns crude oil and natural gas gathering systems and pipelines as well as natural gas and NGL processing and fractionation facilities in key U.S. supply basins. More information is available at www.MPLX.com

Investor Relations Contact: (419) 421-2071
Kristina Kazarian, Vice President
Jamie Madere, Manager
Isaac Feeney, Analyst

Media Contact: (419) 421-3312
Jamal Kheiry, Manager

Non-GAAP references

In addition to our financial information presented in accordance with U.S. generally accepted accounting principles (GAAP), management utilizes additional non-GAAP measures to facilitate comparisons of past performance and future periods. This press release and supporting schedules include the non-GAAP measures adjusted EBITDA; consolidated debt to last twelve months pro forma adjusted EBITDA, which we refer to as our leverage ratio; distributable cash flow (DCF); distribution coverage ratio; and free cash flow (FCF) and excess/deficit cash flow. The amount of adjusted EBITDA and DCF generated is considered by the board of directors of our general partner in approving the Partnership's cash distribution. Adjusted EBITDA and DCF should not be considered separately from or as a substitute for net income, income from operations, or cash flow as reflected in our financial statements. The GAAP measures most directly comparable to adjusted EBITDA and DCF are net income and net cash provided by operating activities. We define Adjusted EBITDA as net income adjusted for (i) depreciation and amortization; (ii) provision/benefit for income taxes; (iii) amortization of deferred financing costs; (iv) gain/loss on extinguishment of debt; (v) non-cash equity-based compensation; (vi) impairment expense; (vii) net interest and other financial costs; (viii) income/loss from equity method investments; (ix) distributions and adjustments related to equity method investments; (x) unrealized derivative gains/losses; (xi) acquisition costs; (xii) noncontrolling interest and (xiii) other adjustments as deemed necessary. In general, we define DCF as adjusted EBITDA adjusted for (i) deferred revenue impacts; (ii) net interest and other financial costs; (iii) net maintenance capital expenditures; (iv) equity method investment capital expenditures paid out; and (v) other adjustments as deemed necessary.

The Partnership makes a distinction between realized or unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, we record changes in the fair value of the derivative as an unrealized gain or loss. When a derivative contract matures or is settled, we reverse the previously recorded unrealized gain or loss and record the realized gain or loss of the contract.

Adjusted EBITDA is a financial performance measure used by management, industry analysts, investors, lenders, and rating agencies to assess the financial performance and operating results of our ongoing business operations. Additionally, we believe adjusted EBITDA provides useful information to investors for trending, analyzing and benchmarking our operating results from period to period as compared to other companies that may have different financing and capital structures.

DCF is a financial performance measure used by management as a key component in the determination of cash distributions paid to unitholders. We believe DCF is an important financial measure for unitholders as an indicator of cash return on investment and to evaluate whether the partnership is generating sufficient cash flow to support quarterly distributions. In addition, DCF is commonly used by the investment community because the market value of publicly traded partnerships is based, in part, on DCF and cash distributions paid to unitholders.

FCF and excess/deficit cash flow are financial performance measures used by management in the allocation of capital and to assess financial performance. We believe that unitholders may use this metric to analyze our ability to manage leverage and return capital. We define FCF as net cash provided by operating activities adjusted for (i) net cash used in investing activities; (ii) contributions from MPC; (iii) contributions from noncontrolling interests and (iv) distributions to noncontrolling interests. We define excess/deficit cash flow as FCF adjusted for distributions to common and preferred unitholders.

Distribution coverage ratio is a financial performance measure used by management to reflect the relationship between the partnership's financial operating performance and cash distribution capability. We define the distribution coverage ratio as the ratio of DCF attributable to GP and LP unitholders to total GP and LP distributions declared.

Leverage ratio is a liquidity measure used by management, industry analysts, investors, lenders and rating agencies to analyze our ability to incur and service debt and fund capital expenditures.

Forward-Looking Statements

This press release contains forward-looking statements regarding MPLX LP (MPLX). These forward-looking statements may relate to, among other things, MPLX’s expectations, estimates and projections concerning its business and operations, financial priorities, including with respect to positive free cash flow and distribution coverage, strategic plans, capital return plans, operating cost and capital expenditure reduction objectives, and environmental, social and governance goals. You can identify forward-looking statements by words such as “anticipate,” “believe,” “commitment,” “could,” “design,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “imply,” “intend,” “may,” “objective,” “opportunity,” “outlook,” “plan,” “policy,” “position,” “potential,” “predict,” “priority,” “project,” “proposition,” “prospective,” “pursue,” “seek,” “should,” “strategy,” “target,” “will,” “would” or other similar expressions that convey the uncertainty of future events or outcomes. MPLX cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of MPLX, that could cause actual results and events to differ materially from the statements made herein. Factors that could cause MPLX’s actual results to differ materially from those implied in the forward-looking statements include but are not limited to: the magnitude, duration and potential resurgence of the COVID-19 pandemic and its effects, including the continuation or re-imposition of travel restrictions, business and school closures, increased remote work, stay at home orders and other actions taken by individuals, government and the private sector to stem the spread of the virus; the adequacy of capital resources and liquidity, including the availability of sufficient free cash flow from operations to pay distributions and to fund future unit repurchases; the ability to access debt markets on commercially reasonable terms or at all; the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products; changes to the expected construction costs and timing of projects and planned investments; the reliability of processing units and other equipment and unplanned maintenance; availabilities of opportunities to divest non-core assets on commercially reasonable terms; disruptions due to equipment interruption or failure, including electrical shortages and power grid failures; the suspension, reduction or termination of MPC’s obligations under MPLX’s commercial agreements; other risk factors inherent to MPLX’s industry; risks related to MPC; and the factors set forth under the heading “Risk Factors” in MPLX’s Annual Report on Form 10-K for the year ended Dec. 31, 2020, and in other filings with Securities and Exchange Commission (SEC).

Factors that could cause MPC’s actual results to differ materially from those implied in the forward-looking statements include but are not limited to: the success or timing of completion of ongoing or anticipated projects or transactions, including the conversion of MPC’s Martinez Refinery to a renewable fuels facility; changes in the regional, national or worldwide availability and pricing of crude oil and other feedstocks and related pricing differentials political and the factors set forth under the heading “Risk Factors” in MPC’s Annual Report on Form 10-K for the year ended Dec. 31, 2020, and in other filings with the SEC.

Any forward-looking statements speak only as of the date of the applicable communication and we undertake no obligation to update any forward-looking statements except to the extent required by applicable law.

Copies of MPLX's Form 10-K, Forms 10-Q and other SEC filings are available on the SEC’s website, MPLX's website at http://ir.mplx.com or by contacting MPLX's Investor Relations office. Copies of MPC's Form 10-K, Forms 10-Q and other SEC filings are available on the SEC’s website, MPC's website at https://www.marathonpetroleum.com/Investors/ or by contacting MPC's Investor Relations office.

Condensed Results of Operations (unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per unit data)	2021	2020	2021	2020
Revenues and other income:
Operating revenue	$1,057	$803	$2,104	$1,719
Operating revenue - related parties	1,242	1,162	2,435	2,395
Income (loss) from equity method investments	66	89	136	(1,095)
Other income	30	27	59	54
Total revenues and other income	2,395	2,081	4,734	3,073
Costs and expenses:
Operating expenses (including purchased product costs)	663	435	1,244	973
Operating expenses - related parties	320	321	657	643
Depreciation and amortization	318	321	647	646
Impairment expense	42	—	42	2,165
General and administrative expenses	87	96	173	193
Other taxes	34	30	66	61
Total costs and expenses	1,464	1,203	2,829	4,681
Income (loss) from operations	931	878	1,905	(1,608)
Interest and other financial costs	216	223	441	453
Income (loss) before income taxes	715	655	1,464	(2,061)
Provision for income taxes	—	—	1	—
Net income (loss)	715	655	1,463	(2,061)
Less: Net income attributable to noncontrolling interests	9	7	18	15
Net income (loss) attributable to MPLX LP	706	648	1,445	(2,076)
Less: Series A preferred unit distributions	21	21	41	41
Less: Series B preferred unit distributions	10	10	21	21
Limited partners’ interest in net income (loss) attributable to MPLX LP	$675	$617	$1,383	$(2,138)

Per Unit Data
Net income (loss) attributable to MPLX LP per limited partner unit:
Common – basic	$0.66	$0.58	$1.34	$(2.02)
Common – diluted	$0.66	$0.58	$1.34	$(2.02)
Weighted average limited partner units outstanding:
Common units – basic	1,029	1,059	1,033	1,059
Common units – diluted	1,029	1,059	1,033	1,059

Select Financial Statistics (unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except ratio data)	2021	2020	2021	2020
Common unit distributions declared by MPLX
Common units (LP) – public	$260	$270	$522	$540
Common units – MPC	445	445	890	903
Total GP and LP distribution declared	705	715	1,412	1,443

Preferred unit distributions(a)
Series A preferred unit distributions(b)	21	21	41	41
Series B preferred unit distributions(c)	10	10	21	21
Total preferred unit distributions	31	31	62	62

Other Financial Data
Adjusted EBITDA attributable to MPLX LP(d)	1,374	1,227	2,726	2,521
DCF attributable to GP and LP unitholders(d)	$1,219	$996	$2,325	$2,043
Distribution coverage ratio(e)	1.73x	1.39x	1.65x	1.42x

Cash Flow Data
Net cash flow provided by (used in):
Operating activities	$1,365	$1,105	$2,489	$2,114
Investing activities	(155)	(415)	(245)	(777)
Financing activities	$(1,226)	$(680)	$(2,251)	$(1,285)

(a)    Includes MPLX distributions declared on the Series A and Series B preferred units as well as distributions earned on the Series B preferred, assuming a distribution is declared by the Board of Directors (distributions on Series B preferred units are declared and payable semi-annually on Feb. 15 and Aug. 15 or the first business day thereafter). Cash distributions declared/to be paid to holders of the Series A and Series B preferred units are not available to common unitholders.
(b)    Series A preferred units are considered redeemable securities due to the existence of redemption provisions upon a deemed liquidation event which is outside our control. These units rank senior to all common units with respect to distributions and rights upon liquidation and effective May 13, 2018, on an as-converted basis, preferred unit holders receive the greater of $0.528125 per unit or the amount of per unit distributions paid to holders of MPLX LP common units.
(c)    Series B preferred unitholders are entitled to receive a fixed distribution of $68.75 per unit, per annum, payable semi-annually in arrears on Feb. 15 and Aug. 15 or the first business day thereafter.
(d)    Non-GAAP measure. See reconciliation below.
(e)    DCF attributable to GP and LP unitholders divided by total GP and LP distribution declared.

Select Balance Sheet Data (unaudited)
(In millions, except ratio data)	June 30, 2021	December 31, 2020
Cash and cash equivalents	$8	$15
Total assets	35,773	36,414
Total long-term debt(a)	19,728	20,139
Redeemable preferred units	968	968
Total equity	$12,795	$13,017
Consolidated total debt to adjusted EBITDA(b)	3.7x	3.9x

Partnership units outstanding:
MPC-held common units	647	647
Public common units	380	391

(a)    Outstanding intercompany borrowings were $493 million as of June 30, 2021, and zero as of Dec. 31, 2020. Includes unamortized debt issuance costs, unamortized discount/premium and long-term debt due within one year.
(b)    Calculated using face value total debt and LTM pro forma adjusted EBITDA, which is pro forma for acquisitions. Face value total debt includes approximately $374 million and $397 million of unamortized discount and debt issuance costs as of June 30, 2021, and Dec. 31, 2020, respectively.

Operating Statistics (unaudited)	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	% Change	2021	2020	% Change
Logistics and Storage
Pipeline throughput (mbpd)
Crude oil pipelines	3,475	2,733	27%	3,379	2,971	14%
Product pipelines	2,103	1,586	33%	1,981	1,746	13%
Total pipelines	5,578	4,319	29%	5,360	4,717	14%
Average tariff rates ($ per barrel)
Crude oil pipelines	$0.95	$0.99	(4)%	$0.95	$0.96	(1)%
Product pipelines	0.77	0.84	(8)%	0.78	0.81	(4)%
Total pipelines	$0.88	$0.94	(6)%	0.89	0.90	(1)%

Terminal throughput (mbpd)	2,986	2,420	23%	2,801	2,693	4%

Barges at period-end	299	305	(2)%	299	305	(2)%
Towboats at period-end	23	23	—%	23	23	—%

Gathering and Processing Operating Statistics (unaudited) - Consolidated(a)	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	% Change	2021	2020	% Change
Gathering throughput (mmcf/d)
Marcellus Operations	1,300	1,385	(6)%	1,299	1,402	(7)%
Utica Operations(b)	—	—	—%	—	—	—%
Southwest Operations	1,356	1,365	(1)%	1,364	1,461	(7)%
Bakken Operations	155	126	23%	150	141	6%
Rockies Operations	442	495	(11)%	457	544	(16)%
Total gathering throughput	3,253	3,371	(4)%	3,270	3,548	(8)%

Natural gas processed (mmcf/d)
Marcellus Operations	4,155	4,112	1%	4,201	4,155	1%
Utica Operations(b)	—	—	—%	—	—	—%
Southwest Operations	1,326	1,412	(6)%	1,311	1,530	(14)%
Southern Appalachian Operations	224	223	—%	226	233	(3)%
Bakken Operations	154	126	22%	149	141	6%
Rockies Operations	429	516	(17)%	435	528	(18)%
Total natural gas processed	6,288	6,389	(2)%	6,322	6,587	(4)%

C2 + NGLs fractionated (mbpd)
Marcellus Operations	477	464	3%	483	460	5%
Utica Operations(b)	—	—	—%	—	—	—%
Southwest Operations	—	13	(100)%	4	14	(71)%
Southern Appalachian Operations	12	12	—%	11	12	(8)%
Bakken Operations	25	19	32%	22	25	(12)%
Rockies Operations	4	4	—%	4	4	—%
Total C2 + NGLs fractionated	518	512	1%	524	515	2%

(a)    Includes operating data for entities that have been consolidated into the MPLX financial statements.
(b)    The Utica region relates to operations for partnership-operated equity method investments and thus does not have any operating statistics from a consolidated perspective. See table below for details on Utica.

Gathering and Processing Operating Statistics (unaudited) - Operated(a)	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	% Change	2021	2020	% Change
Gathering throughput (mmcf/d)
Marcellus Operations	1,300	1,385	(6)%	1,299	1,402	(7)%
Utica Operations	1,531	1,903	(20)%	1,549	1,852	(16)%
Southwest Operations	1,496	1,393	7%	1,472	1,497	(2)%
Bakken Operations	155	126	23%	150	141	6%
Rockies Operations	595	683	(13)%	611	729	(16)%
Total gathering throughput	5,077	5,490	(8)%	5,081	5,621	(10)%

Natural gas processed (mmcf/d)
Marcellus Operations	5,605	5,516	2%	5,641	5,519	2%
Utica Operations	499	585	(15)%	506	616	(18)%
Southwest Operations	1,461	1,510	(3)%	1,414	1,595	(11)%
Southern Appalachian Operations	224	223	—%	226	233	(3)%
Bakken Operations	154	126	22%	149	141	6%
Rockies Operations	429	516	(17)%	435	528	(18)%
Total natural gas processed	8,372	8,476	(1)%	8,371	8,632	(3)%

C2 + NGLs fractionated (mbpd)
Marcellus Operations	477	464	3%	483	460	5%
Utica Operations	27	31	(13)%	28	33	(15)%
Southwest Operations	—	13	(100)%	4	14	(71)%
Southern Appalachian Operations	12	12	—%	11	12	(8)%
Bakken Operations	25	19	32%	22	25	(12)%
Rockies Operations	4	4	—%	4	4	—%
Total C2 + NGLs fractionated	545	543	—%	552	548	1%

(a)    Includes operating data for entities that have been consolidated into the MPLX financial statements as well as operating data for partnership-operated equity method investments.

Reconciliation of Segment Adjusted EBITDA to Net Income (unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2021	2020	2021	2020
L&S segment adjusted EBITDA attributable to MPLX LP	$947	$839	$1,843	$1,711
G&P segment adjusted EBITDA attributable to MPLX LP	427	388	883	810
Adjusted EBITDA attributable to MPLX LP	1,374	1,227	2,726	2,521
Depreciation and amortization	(318)	(321)	(647)	(646)
Provision for income taxes	—	—	(1)	—
Amortization of deferred financing costs	(18)	(15)	(35)	(29)
Gain on extinguishment of debt	—	—	12	—
Non-cash equity-based compensation	(2)	(3)	(5)	(8)
Impairment expense	(42)	—	(42)	(2,165)
Net interest and other financial costs	(198)	(208)	(418)	(424)
Income (loss) from equity method investments(a)	66	89	136	(1,095)
Distributions/adjustments related to equity method investments	(121)	(115)	(242)	(239)
Unrealized derivative (losses) gains(b)	(36)	(6)	(39)	9
Other	—	(1)	(2)	(2)
Adjusted EBITDA attributable to noncontrolling interests	10	8	20	17
Net income (loss)	$715	$655	$1,463	$(2,061)

(a)    Includes impairment charges of $6 million for the three and six months ended June 30, 2021 and $1,264 million for the six months ended June 30, 2020.
(b)    MPLX makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

L&S Reconciliation of Segment Income from Operations to Segment Adjusted EBITDA (unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2021	2020	2021	2020
L&S segment income from operations	$787	$681	$1,510	$1,404
Depreciation and amortization	136	138	283	276
Income from equity method investments	(35)	(40)	(71)	(90)
Distributions/adjustments related to equity method investments	58	57	116	114
Non-cash equity-based compensation	1	2	3	5
Other	—	1	2	2
L&S segment adjusted EBITDA attributable to MPLX LP	$947	$839	$1,843	$1,711

G&P Reconciliation of Segment Income from Operations to Segment Adjusted EBITDA (unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2021	2020	2021	2020
G&P segment income (loss) from operations	$144	$197	$395	$(3,012)
Depreciation and amortization	182	183	364	370
Impairment expense	42	—	42	2,165
(Income) loss from equity method investments	(31)	(49)	(65)	1,185
Distributions/adjustments related to equity method investments	63	58	126	125
Unrealized derivative losses (gains)(a)	36	6	39	(9)
Non-cash equity-based compensation	1	1	2	3
Adjusted EBITDA attributable to noncontrolling interest	(10)	(8)	(20)	(17)
G&P segment adjusted EBITDA attributable to MPLX LP	$427	$388	$883	$810

(a)    MPLX makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to GP and LP Unitholders from Net Income (Loss) (unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2021	2020	2021	2020
Net income (loss)	$715	$655	$1,463	$(2,061)
Provision for income taxes	—	—	1	—
Amortization of deferred financing costs	18	15	35	29
Gain on extinguishment of debt	—	—	(12)	—
Net interest and other financial costs	198	208	418	424
Income (loss) from operations	931	878	1,905	(1,608)
Depreciation and amortization	318	321	647	646
Non-cash equity-based compensation	2	3	5	8
Impairment expense	42	—	42	2,165
(Income) loss from equity method investments	(66)	(89)	(136)	1,095
Distributions/adjustments related to equity method investments	121	115	242	239
Unrealized derivative losses (gains)(a)	36	6	39	(9)
Other	—	1	2	2
Adjusted EBITDA	1,384	1,235	2,746	2,538
Adjusted EBITDA attributable to noncontrolling interests	(10)	(8)	(20)	(17)
Adjusted EBITDA attributable to MPLX LP	1,374	1,227	2,726	2,521
Deferred revenue impacts	40	40	62	63
Net interest and other financial costs	(198)	(208)	(418)	(424)
Maintenance capital expenditures	(28)	(33)	(46)	(67)
Maintenance capital expenditures reimbursements	10	6	17	20
Equity method investment capital expenditures paid out	(2)	(4)	(3)	(11)
Other(b)	54	(1)	49	3
DCF attributable to MPLX LP	1,250	1,027	2,387	2,105
Preferred unit distributions(c)	(31)	(31)	(62)	(62)
DCF attributable to GP and LP unitholders	$1,219	$996	$2,325	$2,043

(a)    MPLX makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.
(b)    2021 includes one time impact from Refining Logistics harmonization project of $54 million.
(c)    Includes MPLX distributions declared on the Series A preferred units, Series B preferred units and TexNew Mex units, as well as cash distributions earned by the Series B preferred units (as the Series B preferred units are declared and payable semi-annually), assuming a distribution is declared by the Board of Directors. Cash distributions declared/to be paid to holders of the Series A preferred units, Series B preferred units and TexNew Mex units are not available to common unitholders. The TexNew Mex units were eliminated effective Feb. 1, 2021.

Reconciliation of Net Income to Last Twelve Month (LTM) Pro forma adjusted EBITDA (unaudited)	June 30,
(In millions)	2021	2020
LTM Net income (loss)	$2,837	$(1,945)
LTM Net income to adjusted EBITDA adjustments	2,579	6,950
LTM Adjusted EBITDA attributable to MPLX LP	5,416	5,005
LTM Pro forma/Predecessor adjustments for acquisitions	—	108
LTM Pro forma adjusted EBITDA	5,416	5,113
Consolidated debt(a)	$20,102	$20,938
Consolidated debt to adjusted EBITDA	3.7x	4.1x

(a)    Consolidated debt excludes unamortized debt issuance costs and unamortized discount/premium. Consolidated debt includes long-term debt due within one year and borrowing under the loan agreement with MPC.

Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to GP and LP Unitholders from Net Cash Provided by Operating Activities (unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2021	2020	2021	2020
Net cash provided by operating activities	$1,365	$1,105	$2,489	$2,114
Changes in working capital items	(204)	(100)	(170)	12
All other, net	(14)	4	(29)	(26)
Non-cash equity-based compensation	2	3	5	8
Net (loss) gain on disposal of assets	(1)	(1)	(1)	(1)
Current income taxes	1	1	2	1
Gain on extinguishment of debt	—	—	(12)	—
Net interest and other financial costs	198	208	418	424
Unrealized derivative losses (gains)(a)	36	6	39	(9)
Other adjustments related to equity method investments	1	8	3	13
Other	—	1	2	2
Adjusted EBITDA	1,384	1,235	2,746	2,538
Adjusted EBITDA attributable to noncontrolling interests	(10)	(8)	(20)	(17)
Adjusted EBITDA attributable to MPLX LP	1,374	1,227	2,726	2,521
Deferred revenue impacts	40	40	62	63
Net interest and other financial costs	(198)	(208)	(418)	(424)
Maintenance capital expenditures	(28)	(33)	(46)	(67)
Maintenance capital expenditures reimbursements	10	6	17	20
Equity method investment capital expenditures paid out	(2)	(4)	(3)	(11)
Other(b)	54	(1)	49	3
DCF attributable to MPLX LP	1,250	1,027	2,387	2,105
Preferred unit distributions(c)	(31)	(31)	(62)	(62)
DCF attributable to GP and LP unitholders	$1,219	$996	$2,325	$2,043

(a)    MPLX makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.
(b)    2021 includes one time impact from Refining Logistics harmonization project of $54 million.
(c)    Includes MPLX distributions declared on the Series A preferred units, Series B preferred units and TexNew Mex units, as well as cash distributions earned by the Series B preferred units (as the Series B preferred units are declared and payable semi-annually), assuming a distribution is declared by the Board of Directors. Cash distributions declared/to be paid to holders of the Series A preferred units, Series B preferred units and TexNew Mex units are not available to common unitholders. The TexNew Mex units were eliminated effective Feb. 1, 2021.

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow (unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2021	2020	2021	2020
Net cash provided by operating activities(a)	$1,365	$1,105	$2,489	$2,114
Adjustments to reconcile net cash provided by operating activities to free cash flow
Net cash used in investing activities	(155)	(415)	(245)	(777)
Contributions from MPC	10	6	17	20
Distributions to noncontrolling interests	(10)	(8)	(20)	(17)
Free cash flow	1,210	688	2,241	1,340
Distributions to common and preferred unitholders	(729)	(749)	(1,483)	(1,507)
Excess (deficit) cash flow(b)	$481	$(61)	$758	$(167)

(a)    The three months ended June 30, 2021, and June 30, 2020, include a decrease in working capital of $204 million and $100 million, respectively. The six months ended June 30, 2021, and June 30, 2020, include a decrease in working capital of $170 million and an increase in working capital of $12 million, respectively.
(b)    For the three and six months ended June 30, 2021, $155 million and $310 million of excess cash flow generated was used to repurchase common units held by the public, respectively.

Capital Expenditures (unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2021	2020	2021	2020
Capital Expenditures:
Growth capital expenditures	$84	$185	$155	$469
Growth capital reimbursements	—	—	—	—
Investments in unconsolidated affiliates	49	131	84	222
Return of capital	—	(41)	—	(110)
Capitalized interest	(5)	(10)	(10)	(23)
Total growth capital expenditures	128	265	229	558
Maintenance capital expenditures	28	33	46	67
Maintenance capital reimbursements	(10)	(6)	(17)	(20)
Total maintenance capital expenditures	18	27	29	47

Total growth and maintenance capital expenditures	146	292	258	605
Investments in unconsolidated affiliates(a)	(49)	(131)	(84)	(222)
Return of capital(a)	—	41	—	110
Growth and maintenance capital reimbursements(b)	10	6	17	20
Decrease in capital accruals	(3)	111	34	172
Capitalized interest	5	10	10	23
Additions to property, plant and equipment, net(a)	$109	$329	$235	$708

(a)     Investments in unconsolidated affiliates, return of capital and additions to property, plant and equipment, net are shown as separate lines within Investing activities in the Consolidated Statements of Cash Flows.
(b)     Growth and maintenance capital reimbursements are included in the contributions from MPC line within financing activities in the Consolidated Statements of Cash Flows.